[LETTERHEAD OF LAZARD BROTHERS & CO., LIMITED]


               GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL")
                -------------------------------------------------

      RECOMMENDED CASH OFFER FOR CENTRAL TRANSPORT RENTAL GROUP PLC ("CTR")
       -------------------------------------------------------------------

LEVEL OF ACCEPTANCES
--------------------

By 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 2 September 1997 valid acceptances of the Offer by GE Capital to acquire the whole of the issued and to be issued share capital of CTR at 16 pence for each CTR Share and 48 pence for each CTR American Depositary Share ("ADS") had been received in respect of 671,059,133 CTR Shares (including 364,940,621 CTR Shares represented by CTR ADSs) representing approximately 90.9 per cent of CTR's current issued share capital.

The above acceptances include acceptances by one director of CTR in respect of his personal holding of 20,000 CTR Shares and acceptances by six shareholders who, prior to the commencement of the Initial Offer Period, had undertaken to accept the Offer in respect of 264.8 million CTR Shares and 21.3 million CTR ADSs (representing 44.5 per cent of CTR's current issued share capital).

A further director of CTR has also irrevocably undertaken to accept the Offer in respect of shares arising from exercise of his personal holding of options in respect of 2 million CTR Shares.

Save as disclosed herein, neither GE Capital nor any persons acting in concert with GE Capital owned any CTR Shares or rights over CTR Shares on 1 August 1997 (the last date prior to the commencement of the Initial Offer Period). Neither GE Capital nor any persons acting in concert with GE Capital have acquired or agreed to acquire any CTR Shares or rights over CTR Shares during the Initial Offer Period.

EXTENSION OF THE OFFER
----------------------

The Offer has been extended until 10 p.m. (London time), 5 p.m. (New York City time) on Tuesday, 23 September 1997.

END

ENQUIRIES:

GE CAPITAL                                  001-203-357-4728
----------
Tony Zehnder

LAZARD BROTHERS & CO., LIMITED              0171 588 2721
------------------------------
David Anderson

HILL AND KNOWLTON (UK) LIMITED              0171 413 3000
------------------------------
Elizabeth Ballard
Andrew Marshall